UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
_____________________

FORM 8-K
CURRENT REPORT
Pursuant to
SECTION 13 OR 15 (d)
OF THE SECURITIES EXCHANGE ACT OF 1934

_______________________

Date of Report (Date of earliest event reported):  November 2, 2010

PACIFIC FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

Washington (State or other jurisdiction of incorporation or organization)	000-29829 (SEC File Number)	91-1815009 (IRS Employer Identification No.)

1101 S. Boone St.
Aberdeen, Washington 98520-5244
(360) 533-8870
(Address, including zip code, and telephone number,
including area code, of Registrant's principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.  Regulation FD Disclosure

Pacific Financial Corporation ("Pacific") is furnishing information in accordance with Regulation FD regarding its financial results for the nine months ended September 30, 2010.  This information shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 or incorporated by reference into any filing under the Securities Act of 1933, except as may be expressly set forth by specific reference in any such filing.

Pacific's net income for the three and nine months ended September 30, 2010, was $479,000 and $1,616,000, respectively, compared to a net loss of $2,238,000 and $5,954,000 for the three and nine month periods ended September 30, 2009.  The improvement was primarily related to an increase in net interest income and a decrease in provision for credit losses.  Net interest margin increased to 3.95% for the nine months ended September 30, 2010, compared to 3.60% for the same period of the prior year.  Provision for credit losses for the three and nine months was $850,000 and $2,850,000, down from $3,170,000 and $8,544,000 in the same periods a year ago.  The decrease in provision for credit losses is due to an improvement in asset quality as evidenced by a decrease in non-performing loans to $6,590,000 at September 30, 2010, compared to $16,815,000 at September 30, 2009.  Non-performing assets totaled $16,279,000, or 2.57% of total assets, at September 30, 2010, compared to $27,008,000, or 3.96% of total assets, at September 30, 2009.

Net interest income for the nine months ended September 30, 2010, was $17,125,000, an increase of $967,000 over the same period of the prior year.  Net interest income in the current quarter was $5,743,000, as compared to $5,540,000 in the prior period.  The increases are primarily the result of lower rates paid on deposits, including, in particular, certificates of deposit.  Additionally, as non-performing loans have declined the reversal of interest income on non-accrual loans has also declined.

Non-interest income decreased $316,000 to $6,201,000 for the nine months ended September 30, 2010, compared to the same period of the prior year, reflecting a reduction in income from loan sales due to a decrease in the volume of loans sold in the secondary market.  The volume in 2009 was in excess of historical norms due to exceptionally low mortgage rates and government incentive programs.  Non-interest income increased $27,000 for the three months ended September 30, 2010, compared to the same period of the prior year.  The increase for the current three month period is due to increases in services charges on deposits and other operating income, which is made up primarily of interchange revenue earned on debit cards.  Non-interest expense decreased $738,000 and $2,901,000 to $ 6,331,000 and $18,920,000 for the three and nine months ended September 30, 2010, respectively.  The decreases are primarily related to decreases in salary and employee benefits costs, FDIC assessments and other real estate owned (“OREO”) write-downs.  OREO write-downs for the nine months ended September 30, 2010 totaled $564,000 compared to $2,539,000 in the same period of the prior year.

Total assets decreased 5.1% to $634.3 million at September 30, 2010, compared to $668.6 million at December 31, 2009.  The decrease is mostly attributable to run off in certificates of deposits which were funded from interest bearing deposits and fed funds sold.  Total loans, including loans held for sale, were $486.9 million at September 30, 2010, down from $494.6 million at year-end 2009.  The decrease in loans is due to continued reduction in construction and development loans of $12.2 million, and the sale of government guaranteed loans.  During the second quarter of 2010, the Company sold approximately $5 million in government guaranteed loans for a gain on sale of $210,000.  The ratio of the allowance for credit losses to total loans outstanding was 2.36%, 2.24% and 2.34%, at September 30, 2010, December 31, 2009 and September 30, 2009, respectively.

Tier 1 leverage and total risk based capital ratios at September 30, 2010 for the Company’s subsidiary, Bank of the Pacific, were 9.88% and 14.30%, respectively, compared to 9.03% and 13.07% at December 31, 2009, respectively.

Pacific's unaudited consolidated balance sheets at September 30, 2010 and December 31, 2009, unaudited consolidated statements of operations for the three and nine months ended September 30, 2010 and 2009, and selected performance ratios for the nine months ended September 30, 2010 and 2009, follow.

PACIFIC FINANCIAL CORPORATION Condensed Consolidated Balance Sheets September 30, 2010 and December 31, 2009 (Dollars in thousands) (Unaudited)
	September 30, 2010	December 31, 2009
Assets
Cash and due from banks	$11,313	$12,836
Interest bearing deposits in banks	24,755	35,068
Federal funds sold	- -	5,000
Investment securities available-for-sale (amortized cost of $43,302 and $54,981)	43,591	53,677
Investment securities held-to-maturity (fair value of $6,771 and $7,594)	6,613	7,449
Federal Home Loan Bank stock, at cost	3,182	3,182
Loans held for sale	20,339	12,389

Loans	466,585	482,246
Allowance for credit losses	11,511	11,092
Loans, net	455,074	471,154

Premises and equipment	15,374	15,914
Other real estate owned	9,651	6,665
Accrued interest receivable	2,435	2,537
Cash surrender value of life insurance	16,616	16,207
Goodwill	11,282	11,282
Other intangible assets	1,339	1,445
Other assets	12,714	13,821

Total assets

$

634,278

$

668,626

Liabilities and Shareholders' Equity

Deposits:
Demand, non-interest bearing	$90,537	$86,046
Savings and interest-bearing demand	240,902	229,281
Time, interest-bearing	202,800	252,368
Total deposits	534,239	567,695

Accrued interest payable	1,250	1,125
Secured borrowings	939	977
Short-term borrowings	10,500	4,500
Long-term borrowings	10,500	21,000
Junior subordinated debentures	13,403	13,403
Other liabilities	3,041	2,277
Total liabilities	573,872	610,977

Shareholders' Equity

Common Stock (par value $1); 25,000,000 shares authorized; 10,121,853 shares issued and outstanding at September 30, 2010 and December 31, 2009	10,122	10,122
Additional paid-in capital	41,304	41,270
Retained earnings	9,215	7,599
Accumulated other comprehensive loss	(235)	(1,342)
Total shareholders' equity	60,406	57,649

Total liabilities and shareholders' equity

$

634,278

		$668,626

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Interest and dividend income
Loans	$7,086	$7,508	$21,499	$22,485
Investment securities and FHLB dividends	516	751	1,726	2,224
Deposits with banks and federal funds sold	29	43	92	71
Total interest and dividend income	7,631	8,302	23,317	24,780

Interest Expense
Deposits	1,550	2,355	5,118	7,196
Other borrowings	338	407	1,074	1,426
Total interest expense	1,888	2,762	6,192	8,622

Net Interest Income	5,743	5,540	17,125	16,158
Provision for credit losses	850	3,170	2,850	8,544
Net interest income after provision for credit losses	4,893	2,370	14,275	7,614

Non-interest Income
Service charges on deposits	464	427	1338	1,249
Gain on sales of other real estate owned	19	- -	273	- -
Gain on sales of loans held for sale	1,010	1,028	2,859	3,605
Gain on sales of investments available-for-sale	- -	116	402	419
Earnings on bank owned life insurance	144	123	409	364
Other operating income	378	294	920	880
Total non-interest income	2,015	1,988	6,201	6,517

Non-interest Expense
Salaries and employee benefits	3,378	3,366	9,913	10,315
Occupancy and equipment	669	687	2,043	2,013
Other real estate owned write-downs	73	22	564	2,539
Other real estate owned operating costs	166	156	425	303
Professional services	204	182	582	587
FDIC and State assessments	332	950	1,043	1,573
Data processing	245	245	802	793
Other	1,264	1,461	3,548	3,698
Total non-interest expense	6,331	7,069	18,920	21,821

Income (loss) before income taxes	577	(2,711)	1,556	(7,690)
Provision (benefit) for income taxes	98	(952)	(60)	(3,352)
Net Income (Loss)	$479	$(1,759)	$1,616	$(4,338)

Earnings (loss) per common share:
Basic	$0.05	$(0.19)	$0.16	$(0.54)
Diluted	0.05	(0.19)	0.16	(0.54)

Weighted Average shares outstanding:
Basic	10,121,853	9,424,229	10,121,853	8,005,901
Diluted	10,121,853	9,424,229	10,121,853	8,005,901

PACIFIC FINANCIAL CORPORATION
Selected Performance Ratios

	Nine months ended September 30,
	2010	2009
Net interest margin (1)	3.95%	3.60%
Efficiency ratio (2)	81.11%	96.23%
Return on average assets	0.33%	(0.88%)
Return on average common equity	3.68%	(11.00%)

	As of Period End
	September 30,	December 31,
	2010	2009
Book value per common share	$5.97	$5.70
Tangible book vale per common share (3)	$4.72	$4.44

Tier 1 Leverage Ratio	9.88%	9.03%
Tier 1 Risk Based Capital Ratio	13.03%	11.81%
Total Risk Based Capital Ratio	14.30%	13.07%

(1)     Net interest income divided by average earnings assets.

(2)     Non interest expense divided by the sum of net interest income and non interest income.

(3)     Total shareholders’ equity less intangibles divided by shares outstanding.

SUMMARY OF NON-PERFORMING ASSETS (in thousands)		September 30, 2010	December 31, 2009	September 30, 2009
Accruing loans past due 90 days or more	$	- -	$547	$793
Restructured loans		- -	- -	- -
Non-accrual loans		6,590	15,647	16,022
Total non-performing loans		6,590	16,194	16,815

Other real estate owned and repossessions		9,689	6,665	10,193
TOTAL non-performing assets		$16,279	$22,859	$27,008

Non-performing loans to total loans (4)		1.41%	3.36%	3.46%
Non-performing assets to total assets		2.57%	3.42%	3.96%
Allowance for loan losses to non-performing loans		174.67%	68.49%	68.87%
Allowance for loan losses to total loans (4)		2.47%	2.30%	2.39%

(4)     Excludes loans held for sale.

Loan Composition (in thousands)	September 30, 2010	December 31, 2009
Commercial and industrial	$90,836	$93,125
Real estate:
Construction, land development and other land loans	52,615	64,812
Residential 1-4 family (5)	101,416	91,821
Multi-family	9,058	8,605
Commercial real estate – owner occupied	106,950	105,663
Commercial real estate – non owner occupied	94,932	99,521
Farmland	22,934	22,824
Consumer	9,040	9,145
Less unearned income	(857)	(881)
Total Loans (5)	$486,924	$494,635

(5)     Includes loans held for sale.

Deposit Composition (in thousands)	September 30, 2010	December 31, 2009
Non-interest bearing demand	$90,537	$86,046
Interest bearing demand	102,525	91,968
Money market deposits	85,346	86,260
Savings deposits	53,031	51,053
Time deposits	202,800	252,368
Total deposits	$534,239	$567,695

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PACIFIC FINANCIAL CORPORATION
DATED: November 2, 2010	By:	/s/ Denise Portmann
Denise Portmann Chief Financial Officer